State of Delaware
Secretary of State
Division of Corporations
Delivered 09:35 AM 12/06/2018
FILED 09:35 AM 12/06/2018
SR 20187994562 - File Number 4849949

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
DATASIGHT CORPORATION

DataSight Corporation, a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 19, 2010, as amended by a Certificate of Amendment on May 24, 2011 and March 14, 2012 and May 30, 2013 and October 3, 2018 (the "**Certificate of Incorporation**").

SECOND: That the Board of Directors of the Corporation and stockholders of the Corporation adopted the following amendment to the Certificate of Incorporation:

The following paragraph shall be added to the end of Article Four "Shares" of the Certificate of Incorporation:

> Upon the filing and effectiveness pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each 26 shares of Common Stock issued and outstanding as of October 11, 2018 (for accounting purposes only) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "***Reverse Split***"). No fractional shares shall be issued in connection with the Reverse Split. In the event the Reverse Split leaves a stockholder with a fraction of a share, the number of shares due to such stockholder will be rounded up. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The par value of each share of capital stock following the Reverse Split shall be as stated above in this Article Four.

THIRD: That said amendment has been consented to and authorized by the Board of Directors of the Corporation and the holders of the necessary number of shares of the issued and outstanding stock of the corporation entitled to vote by written consent given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, DataSight Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed in its name and on its behalf by its Chief Executive Officer this 4th day of December, 2018.

DataSight Corporation

By: ______________________________
Lyle L. Probst,
Chief Executive Officer